Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

June 6, 2006

EXCLUSIVE LICENSE AGREEMENT

Between

SUPERNUS PHARMACEUTICALS INC.

and

UNITED THERAPEUTICS CORPORATION

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EFFECTIVE DATE:    June 6, 2006

PARTIES:

(1)SUPERNUS PHARMACEUTICALS INC., a Delaware corporation with its principal place of business at 1550 East Gude Drive, Rockville, Maryland 20850 (“Supernus”); and
(2)UNITED THERAPEUTICS CORPORATION, located at One Park Drive, Research Triangle Park, NC 27709 (“United Therapeutics”).
BACKGROUND

(A)Supernus is the owner of all right, title and interest in the Supernus Intellectual Property (as defined below) relating to its drug delivery and drug formulation technologies.
(B)United Therapeutics is the owner of all rights, title and interest in the United Therapeutics Intellectual Property (as defined below) relating to United Therapeutics’ Compound.
(C)On July 1, 2004, Supernus and United Therapeutics entered into the first of a series of Feasibility Agreements (as defined below) to evaluate the application of the Supernus Technology (as defined below) to the Compound (as defined below).
(D)In accordance with the Feasibility Agreements, United Therapeutics has requested, and Supernus agrees to grant, an exclusive license under the Supernus Intellectual Property to make, have made, use, supply and sell Licensed Products and Licensed Combination Products (as defined below) in the Territory (as defined below) on the terms and conditions set out in this Agreement.
OPERATIVE PROVISIONS

1.INTERPRETATION
a.In this Agreement:
“Act” means the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, as in effect from time to time;

“Affiliates” means corporations, firms, partnerships or other entities which directly or indirectly control, are controlled by, or are under common control with a Party to this Agreement. For the purpose of this definition, “control” of corporations, firms, partnerships or other entities means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, whether through the ownership of voting stock, by contract or otherwise, and the terms “controlled” and “common control” will have correlative meanings;

“Business Day” means any day other than Saturday or Sunday on which the New York Stock Exchange is open for business;

“cGMP” means current good manufacturing practices as defined in 21 CFR Parts 210 and 211 promulgated by the FDA under the Act or corresponding applicable Laws in any jurisdiction;

“Clinical Development Data” means all data, charts, summaries, analyses, reports, know how and other information resulting or derived from any animal or human clinical trials or studies of the Compound or the Licensed Products or the Licensed Combination Products conducted under or in connection with any Development Plan relating to United Therapeutics Intellectual Property but excluding (i) any Non-Clinical Development Data, or (ii) any information, data and materials that refer to, relate to, incorporate or claim Supernus Intellectual Property;

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“Commercial Sale” means any sale of a Licensed Product or a Licensed Combination Product to a Third Party in any country in the Territory in the Field; provided, however, that a transfer of Licensed Products or Licensed Combination Products (i) for research and development purposes, or (ii) prior to United Therapeutics’ receipt of Product Approval for use of such Licensed Product or Licensed Combination Product in humans, shall not be considered a Commercial Sale;

“Compound” means treprostinil diethanolamine, known as UT-15C, for oral administration;

“Confidential Information” means any scientific, technical, formulation, process, analytical methods, manufacturing, clinical, non-clinical, regulatory and related documentation, marketing, financial or commercial information or data relating to the business, projects or products of either Party and provided by one Party to the other (by written, oral, electronic or other means) in connection with this Agreement;

“Development Costs” means the costs and expenses of a Development Plan due and payable to Supernus by United Therapeutics in accordance with such Development Plan;

“Development Patent” means any Patent that discloses or claims subject matter generated or derived from Non-Clinical Development Data generated under or in connection with any Development Plan, and which may include Clinical Development Data supplied by United Therapeutics to Supernus under this Agreement;

“Development Plan” means (i) any plan for the development of the Compound by Supernus as set out in clause 4 and (ii) the Feasibility Agreements as set out in Schedule 1;

“Development Team” means the team set up by the Parties in accordance with clause 4.7 and 4.8;

“EnSoTrol®” means Supernus’ proprietary osmotic tablet technology including formulas, methods, techniques, Patents, and related information;

“FDA” means the United States Food and Drug Administration or any successor thereto;

“Feasibility Agreements” means those certain feasibility agreements between Supernus and United Therapeutics dated, as set out in Schedule 1, and any amendments expansions or extensions thereto;

“Field” means the treatment of any and all therapeutic indications and uses;

“First Commercial Sale” means the first sale of Licensed Product or Licensed Combination Product to any Third Party in any country in the Territory; provided, however, that a first transfer of Licensed Products or Licensed Combination Products (i) for research and development purposes, or (ii) prior to United Therapeutics’ receipt of Product Approval for use of such Licensed Product or Licensed Combination Product in humans, shall not be considered a First Commercial Sale so long as United Therapeutics receives no financial consideration for same;

“GAAP” means generally accepted accounting principles in the United States;

“Improvement” means any and all improvements, enhancements or modifications, patentable or otherwise, relating to the Compound or Licensed Products or Licensed Combination Products including, without limitation, any change or modification in the manufacture, formulation, analytical methodology, ingredients, preparation, presentation or means of delivery, administration or dosage of the Compound or Licensed Products or Licensed Combination Products;

“IND” means an investigational new drug application and any amendments thereto relating to the development or use of Licensed Product or Licensed Combination Product in the United States or the equivalent application in any other jurisdiction in the Territory;

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“Laws” means all federal, state, provincial and local laws, ordinances, rules and regulations in any jurisdiction applicable to this Agreement or the activities contemplated under this Agreement, whether such laws, ordinances, rules and regulations are now or hereafter in effect;

“Licensed Patents” means:

(i)all domestic and international Patents set out in Schedule 2 which are owned by or licensed to Supernus to the extent necessary to enable United Therapeutics to make, have made, use or sell Licensed Products or Licensed Combination Products, and which claim (i) a Licensed Product or Licensed Combination Product, (ii) the process of manufacture or use of a Licensed Product or Licensed Combination Product, or (iii) a congener, if any, described within the Patents set forth in Schedule 2 to this Agreement, together with any and all Patents that issue or in the future issue therefrom, including utility and design Patents and certificates of invention, or (iv) any Patent that claims an invention in the Supernus Intellectual Property;
(ii)any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, supplementary protection certificates, additions, continuations, continuations-in-part, divisions, or foreign equivalents to any such Patents to the extent that they claim the subject matter set forth in (a) i, ii, iii or iv above;
(iii)the Development Patents, if any, to the extent they are necessary to enable UT to make, have made, use or sell Licensed Products and Licensed Combination Products; and
(iv)such other Patents as the Parties may agree in writing from time to time;
To the extent that any existing Patent, Patent disclosure or Supernus Improvement owned or licensed by Supernus is necessary to practice any Licensed Patent, then such necessary Patents, Patent disclosures, and Supernus Improvements will be included as Patents, to the extent that Supernus is capable to do so;

“Licensed Products” means pharmaceutical compositions comprised of the Compound as the therapeutically active ingredient and which uses or is developed or manufactured using or in connection with the Supernus Intellectual Property;

“Licensed Combination Products” means pharmaceutical compositions comprised of the Compound as a therapeutically active ingredient in combination with other active ingredients and which uses or is developed or manufactured using or in connection with the Supernus Intellectual Property.

“Milestone Event” means each event identified in clause 7 which trigger a Milestone Payment;

“Milestone Payments” means the payments by United Therapeutics to Supernus of the sum identified in clause 7 on the occurrence of a Milestone Event;

“NDA” means a New Drug Application and all supplements filed with the FDA, including all documents, data and other information concerning Licensed Products and Licensed Combination Products which are necessary for, or included in, a Product Approval to market Licensed Products and Licensed Combination Products in the United States of America, as more fully defined in the Act;

“Net Sales” means the amount invoiced by United Therapeutics, its Affiliates or its Sub-Licensees to Third Parties for the Commercial Sale of Licensed Products and Licensed Combination Products in the Territory commencing upon the date of First Commercial Sale, after deducting in accordance with GAAP, the following:

1.trade, quantity or ordinary discounts including without limitation prompt payment and volume discounts;

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2.credits, allowances for Licensed Product and Licensed Combination Product returns, discounts and rebates to, and chargebacks from, the account of Third Parties for spoiled, damaged, obsolete, outdated, rejected or returned Licensed Products or Licensed Combination Products;
3.sales, use or excise taxes, VAT or other taxes; or governmental charges incurred in connection with the sale, exportation or importation, transportation, or delivery of Licensed Products or Licensed Combination Products in final form; and
4.rebates or similar payments made in connection with sales of Licensed Products and Licensed Combination Products to any governmental or regulatory authority in respect of any State or Federal Medicare, Medicaid or similar programs in any country of the Territory.
If United Therapeutics, its Affiliates or Sub-Licensees supply the Licensed Products or Licensed Combination Products to any Customer as part of a package of products or services then the Net Sales value of the Licensed Products or Licensed Combination Product shall be whichever is higher of:

1.the fair market value of such Licensed Product or Licensed Combination Product; or
2.the actual price at which United Therapeutics, its Affiliates or Sub-Licensees sold the Licensed Product or Licensed Combination Product to such Customer.
For the purposes of this clause, fair market value shall mean the value of Licensed Products or Licensed Combination Products sold to similar Third Parties in the Territory with similar pricing and reimbursement structures and for similar quantities. Any dispute as to the determination of fair market value that cannot be resolved through discussion between the Parties shall be referred to an expert in the pharmaceutical industry, knowledgeable in customary terms for such transactions and jointly chosen by the Parties, for resolution. In the absence of fraud or bad faith, the industry expert’s determination will be binding.

Sales or other transfers between United Therapeutics and its Affiliates and Sub-Licensees shall be excluded from the computation of Net Sales, but Net Sales shall include the subsequent sales by such Affiliates and Sub-Licensees to any Third Parties.

“Non-Clinical Development Data” means all information, data, formulations, inventions, methods of manufacture, analytical methodology, charts, studies, summaries, analyses, reports, know how and other information generated, discovered or arising under any Development Plan relating to Supernus Technology, but excluding (i) any Clinical Development Data, or (ii) any information, data and materials that refer to, relate to, incorporate or claim United Therapeutics Intellectual Property;

“Party and Parties” means respectively Supernus or United Therapeutics, or as the case may be, being both parties to this Agreement;

“Patent” means a patent or patent application, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reissues or other additions relating thereto including supplementary certificates of protection of or to any patent or patent application;

“Product Approval” means the grant of all necessary regulatory and governmental approvals required to manufacture, use, store, import, export, transport and/or sell Licensed Products or Licensed Combination Products in any country of the Territory;

“Product Launch” shall mean the date selected by United Therapeutics on which United Therapeutics first makes a Licensed Product or Licensed Combination Product available for commercial sale in each country of the Territory, after the receipt of all applicable Product Approvals required to be obtained by United Therapeutics or its suppliers prior to commercial sale of Licensed Products or Licensed Combination Products;

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“Quarter” means a three-month period ending on the last day of March, June, September or December in any calendar year;

“Royalty Term” means, with respect to each Licensed Product or Licensed Combination Product in each country of the Territory, the period of 12.5 years from the date of the First Commercial Sale of each Licensed Product or Licensed Combination Product in such country;

“Supernus Improvements” means any and all improvements, enhancements and modifications, patentable or otherwise, which improvements, enhancements and modifications, patentable or otherwise, do not refer to, relate to, incorporate or claim United Therapeutics Intellectual Property, relating to Supernus Intellectual Property and Supernus Technology that has been, is or will be (i) identified or discovered by Supernus, or United Therapeutics, and their subcontractors or sublicensees, under any Development Plan or otherwise in accordance with this Agreement and which relate to the use of United Therapeutics Intellectual Property or Supernus Intellectual Property, or (ii) identified or discovered by United Therapeutics, and its subcontractors or sublicensees, with the use of Supernus Intellectual Property and which relate to Supernus Intellectual Property and Supernus Technology, or (iii) specific to the development and/or commercialization of Licensed Products and Licensed Combination Products within the Field;

“Supernus Intellectual Property” means the Licensed Patents and the Supernus Know-How existing as of the Effective Date and improved during the term of this Agreement as may be qualified by clause 25.16;

“Supernus Know-How” means all information, data and materials, including but not limited to the Supernus Technology, processes, formulae, data, inventions, analytical methods, know-how, trade secrets, Non-Clinical Development Data and Supernus Improvements, which are proprietary to or owned or controlled by Supernus and which are required for the development, use, manufacture or sale of Licensed Products or Licensed Combination Products, as may be qualified by clause 25.16, but which know how, trade secrets, results, inventions and any other intellectual property rights, whether patentable or otherwise, do not refer to, relate to, incorporate or claim United Therapeutics Intellectual Property;

“Supernus Technology” means Supernus’ proprietary drug delivery technologies whether owned by Supernus, licensed to Supernus, or available to Supernus, existing as of the Effective Date including but not limited to ProPhile®, ProScreen®, OptiScreen®, Microtrol®, Solutrol®, EnSoTrol®, and any Supernus Improvements thereto that may be generated by Supernus during the term of this Agreement for use during the term of this Agreement as may be qualified by clause 25.16;

“Specifications” means the written methods, formulae, procedures, tests (and testing protocols) and standards and acceptance criteria relating to the testing and manufacture of Licensed Products and or Licensed Combination Products, as agreed upon in writing by the Parties;

“Sub-Licensee” means any Third Party sub-licensee of the rights granted to United Therapeutics to develop Licensed Products and Licensed Combination Products under this Agreement; provided, however, that entities purchasing Licensed Products and Licensed Combination Products from United Therapeutics, its Affiliates and Sub-Licensees in order to resell such Licensed Products and Licensed Combination Products to Third Parties shall not be deemed to be Sub-Licensees within the meaning of the foregoing sentence;

“Sub-Licensee Agreement” means any agreement entered into by United Therapeutics and a Sub-Licensee pursuant to which United Therapeutics sub-licenses any of the rights granted by Supernus under this Agreement provided such agreement contains the provisions set forth in clause 3;

“Territory” means the universe;

“Third Party” means any person or entity who or which are neither a Party nor an Affiliate of a Party;

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“United Therapeutics Improvements” means any and all improvements, enhancements and modifications, patentable or otherwise, which improvements, enhancements and modifications, patentable or otherwise, do not refer to, relate to, incorporate or claim Supernus Intellectual Property relating to United Therapeutics Intellectual Property and United Therapeutics Technology that has been, is or will be (i) identified or discovered by United Therapeutics or Supernus, and their subcontractors or sublicensees, under a Development Plan or otherwise in accordance with this Agreement or with the use of United Therapeutics Intellectual Property or Supernus Intellectual Property, or (ii) identified or discovered by United Therapeutics or Supernus, and their subcontractors or sublicensees, with the use of United Therapeutics Intellectual Property or Supernus Intellectual Property and which relate solely to United Therapeutics Intellectual Property, or (iii) specific to the development and/or commercialization of Licensed Products and Licensed Combination Products within the Field;

“United Therapeutics Intellectual Property” means the Compound, United Therapeutics Patents, United Therapeutics Know How and United Therapeutics improvements;

“United Therapeutics Know How” means (i) all information, data and materials, including but not limited to reports, data, inventions, Clinical Development Data and all other data arising from the performance of in silico modeling of the Compound and all United Therapeutics Improvements, know how and trade secrets, patentable or otherwise, which are owned or controlled by United Therapeutics or its Affiliates and relate to the Compound or Licensed Products or Licensed Combination Products, and (ii) results, inventions and any other intellectual property rights, whether patentable or otherwise, created, developed, or arising from the performance of any Development Plan, but which know how, trade secrets, results, inventions and any other intellectual property rights, whether patentable or otherwise do not refer to, relate to, incorporate or claim Supernus Technology or Supernus Intellectual Property;

“United Therapeutics Patents” means all domestic and international Patents set out in Schedule 3; and

“Valid Patent Claim” means a claim of an issued Licensed Patent that has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned.

b.In this Agreement, unless the context requires otherwise:
3.the headings are included for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular clause;
4.references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations, limited liability companies, partnerships and other entities;
5.words denoting the singular shall include the plural and vice versa;
6.words denoting one gender shall include each gender and all genders; and
7.any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.
c.The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules and the terms of this Agreement, the terms of this Agreement shall prevail.

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2.GRANT OF LICENSE
a.Subject to the terms of this Agreement, Supernus hereby grants United Therapeutics an exclusive license in the Field under the Supernus Intellectual Property to develop, make, have made, use, offer for sale, sell, have sold and import Licensed Products and Licensed Combination Products in the Territory for the Royalty Term.
b.The term “exclusive” for the purposes of clause 2.1 means to the exclusion of all others, including Supernus and its Affiliates, except to the extent necessary to enable Supernus to perform its obligations under this Agreement.
c.During the term of this Agreement, neither United Therapeutics nor its Affiliates shall have the right to use the Supernus Intellectual Property otherwise than as expressly set out and agreed to by the Parties in this Agreement, and without prejudice to the generality of the foregoing, United Therapeutics and its Affiliates shall not:
8.use or exploit the Supernus Intellectual Property for any purpose other than in respect of the use, development, manufacture, sale or supply of Licensed Products and Licensed Combination Products in the Field; or
9.utilize any part of the Supernus Intellectual Property in the making of any Patent application, except as otherwise agreed in writing by the Parties pursuant to the terms of this Agreement and shall be bound by, enforce and monitor its obligation set for in clause 25.16. herein
d.During the term of this Agreement, Supernus agrees that it shall not assert nor cause to be asserted against United Therapeutics, its Affiliates or its Sub-Licensees any existing information, data, materials, invention, Patent know-how, improvements or other Supernus Technology of any kind or nature not included in the Supernus Intellectual Property that is or might be infringed by reason of United Therapeutics’, its Affiliates’ or its Sub-Licensees’ exercise of rights granted to United Therapeutics under clause 2.1.
e.During the term of this Agreement, United Therapeutics or its Affiliates, agree that it shall not assert nor cause to be asserted against Supernus, its Affiliates or its Sub-Licensees any claims relating to existing information, data, materials, invention, Patent know-how, improvements or other technology of any kind or nature that results from any development activity with parties other than Supernus or its Affiliates or its Sub-Licensees initiated by United Therapeutics that is infringed by Supernus, its Affiliates or its Sub-Licensees in connection with the development work done by Supernus, its Affiliates’ or its Sub-Licensees on behalf of United Therapeutics resulting in this License Agreement to United Therapeutics.
f.United Therapeutics, at its expense, may register the exclusive license granted under this Agreement in any country, or community or association of countries within the Territory, where the use, sale or manufacture of a Licensed Product or Licensed Combination Product in such country would be covered by a Valid Patent Claim. Upon request of United Therapeutics, Supernus agrees after reviewing for accuracy to promptly execute any “short form” licenses in a form submitted to it by United Therapeutics from time to time in order to affect the foregoing registration in such country.
3.SUB-LICENSING
a.United Therapeutics shall have the right to grant sub-licenses of the rights granted to United Therapeutics by Supernus under clause 2.1 to its Affiliates or any Third Party provided that:
10.United Therapeutics shall, prior to execution of any Sub-Licensee Agreement or any sub-license agreement with an Affiliate, (i) ensure that all sub-license agreements and the obligations, covenants and agreements of sublicensee or Affiliate sublicense contained therein are consistent with and not contrary to the obligations, covenants and agreements of Licensee to Licensor in this Agreement, and (ii) provide Supernus with a copy of the agreement and give due consideration to any further comments offered in a timely manner in writing by Supernus;

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11.any Sub-Licensee Agreement or any sub-license agreement with an Affiliate shall be in writing and shall give no greater rights to Sub-Licensee or Third Party than rights held by Licensor; and
12.the Sub-Licensee or Affiliate sub-licensee or Third Party shall not have the right to sub-license or assign any rights and any Sub-License Agreement or any sub-license agreement with an Affiliate shall terminate automatically on termination or expiration of this Agreement, subject to reasonable sell-off periods. In the event United Therapeutics licenses, sublicenses, transfers or in any way acts inconsistently with this Section 3, Supernus shall be entitled to immediate injunctive relief and incidental and consequential damages in addition to any other remedies available to Supernus.
b.In the event and to the extent that any such Sub-Licensee directly pays Supernus the Milestone Payments and royalty obligations under clauses 7 and 8, then in such event United Therapeutics shall not make such payments to Supernus.
4.COMMERCIALIZATION AND NEW DEVELOPMENT PLANS
a.Supernus has provided services under the Feasibility Agreement that United Therapeutics believes are sufficient for United Therapeutics to commercialize a Licensed Product or Licensed Combination Product for a first indication.
13.United Therapeutics may request in writing that Supernus perform additional services with respect to United Therapeutics’ development of Licensed Products or Licensed Combination Products under this Agreement, including (i) additional work to be performed by Supernus with respect to a first indication, and (ii) work to be performed by Supernus with respect to indications beyond the first indication, together referred to as “Additional Services”.
14.Upon receipt of a written request from United Therapeutics for Supernus to provide Additional Services, the Parties shall negotiate in good faith and enter into a Development Plan Agreement and with respect to each such request for Additional Services execute a work order which is bound by said Development Plan Agreement (“Work Order”) that will set forth the Development Costs for each such Development Plan.  The Development Costs shall be Supernus’ actual costs calculated at $[1*] plus [**]% on a mutually agreed invoicing schedule in connection with the activities carried out under each Development Plan and expansions thereof and billed accordingly. In addition, United Therapeutics shall reimburse Supernus for travel and other reasonable and customary out-of-pocket expenses incurred in the performance of a Development Plan as approved in advance in writing by United Therapeutics unless such expense satisfies previously agreed-upon written policies.
b.With respect to each such Development Plan Agreement or Work Order, Supernus shall:
15.perform such Additional Services in connection with each such Development Plan, and ensure that such services are performed with reasonable care and skill; and
16.ensure that personnel employed or engaged in the provision of services in connection with each such Development Plan are competent and have appropriate qualifications, training and experience.
c.United Therapeutics shall at its own cost provide Supernus with adequate supplies of the Compound in accordance with each such Development Plan. In the event that United Therapeutics fails to deliver or is late in delivering the Compound or any other active ingredient, the timetable for such Development Plan will be automatically extended accordingly.
d.If requested by United Therapeutics in writing, the Parties will negotiate the terms of a supply agreement with Supernus responsible for the manufacture and supply of Licensed Products or Licensed Combination Products to United Therapeutics for use in pre-clinical and clinical studies, in accordance with each such Development Plan.
[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

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Under such a supply agreement, Supernus shall manufacture Licensed Products and Licensed Combination Products:
17.in accordance with the Specifications; and
18.in compliance with cGMP, where applicable.
e.In the event that United Therapeutics wishes to amend or request additional services under a Development Plan, the Parties shall discuss the scope of any change in services under such Development Plan and the additional costs (if any). If mutually acceptable, the Parties shall, by written agreement, amend such Development Plan to incorporate the amended or additional services.
f.On reasonable written notice and no more than twice annually, Supernus shall give United Therapeutics or its preapproved nominee access to its offices and laboratories during normal business hours to review and discuss the progress of a Development Plan, approval of such nominee not to be unreasonably withheld or delayed. The Parties hereby acknowledge that since Supernus is in the partner-based drug delivery business, the Parties will be required to take certain reasonable precautions during facility visits, tours and audits to preserve the confidential nature of partner programs that may be in progress in the same facility at the appointed time.
g.The Parties shall establish a Development Team for each Development Plan consisting of not less than a representative from each Party who shall be the primary point of contact for all relevant aspects of the development and commercialization of Licensed Products and Licensed Combination Products.
h.The purpose of the Development Team is to provide a forum for the Parties to share information and knowledge in relation to the development, regulatory filing and commercialization of Licensed Products and Licensed Combination Products including, but not limited to, monitoring progress of each Development Plan, clinical studies, clinical trial programs and discussing relevant regulatory, technical, quality assurance or safety issues in relation to Licensed Products and Licensed Combination Products. The Development Team shall meet or hold telephone conferences as often as the Parties may reasonably determine.
i.The Development Plan Agreement shall set forth that Supernus shall:
19.from time to time during the course of each Development Plan and at United Therapeutics’ expense, provide United Therapeutics with written updates on a mutually acceptable schedule detailing the work being performed, and will provide such other information or data reasonably requested by United Therapeutics; and
20.at the conclusion of each Development Plan, provide United Therapeutics with a written summary of the work performed in connection with each such Development Plan and the data generated.
j.After completion of any Development Plan and for as long as each such Licensed Product or Licensed Combination Product is manufactured or sold by United Therapeutics, its subcontractors, sublicensees, or assignees, United Therapeutics shall inform Supernus of any Improvements or proposed changes to such Licensed Product or Licensed Combination Product formulation, manufacturing process or United Therapeutics Know-How and shall consult with Supernus concerning the impact of any such Improvements or proposed changes.
k.United Therapeutics shall have complete control in its sole discretion over all aspects of the development and commercialization of Licensed Products or Licensed Combination Products under this Agreement, including without limitation to the development, use, manufacture and sale of Licensed Products or Licensed Combination Products in accordance with the Specifications. Pursuant to this clause, United Therapeutics will use commercially reasonable efforts to enforce confidentiality and limitations of use on its subcontractors, sublicensees and assignees as pertain to Supernus Intellectual Property and the Licensed Patents.
l.United Therapeutics shall, at its own cost, retain sole responsibility for the preparation, filing, prosecution and maintenance of all filings and applications for Product Approvals relating to Licensed Products or Licensed

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Combination Products, and United Therapeutics shall solely in its direction manage all applications, requests for authorization, submissions of information and data and for all interactions with the FDA or applicable governing health authority for the purpose of attempting to obtain registration of Licensed Products and Licensed Combination Products within the Territory. United Therapeutics shall solely and exclusively own all regulatory applications, approvals, Clinical Development Data and Licensed Product and Licensed Combination Products registrations obtained by United Therapeutics or its Affiliates with respect to Licensed Products and Licensed Combination Products, including retaining control and ownership of each Drug Master File related to Licensed Products and Licensed Combination Products.
m.Supernus shall, at the request and reasonable expense of United Therapeutics, provide United Therapeutics with reasonable assistance in any IND, NDA or other regulatory filings and meetings worldwide relating to Compound or Licensed Products or Licensed Combination Products. United Therapeutics shall have the right to reference Non-Clinical Development Data, Supernus Technology and Supernus Intellectual Property to the extent necessary to support its worldwide regulatory filings and compliance program as may be pre-approved by Supernus, such approval not to be unreasonably withheld or delayed.
5.NON-CLINICAL AND CLINICAL DEVELOPMENT DATA
a.As soon as practicable after the Effective Date, Supernus shall provide United Therapeutics in a timely manner with:
21.copies of all Non-Clinical Development Data and information generated in connection with any Development Plans, including without limitation all related Supernus Intellectual Property, that is necessary for United Therapeutics to develop and commercialize Licensed Products and Licensed Combination Products under this Agreement, including without limitation the development, use, manufacture and sale of Licensed Products and Licensed Combination Products;
22.any other information or data, that in Supernus’ reasonable view is generally useful for United Therapeutics to develop and commercialize Licensed Products and Licensed Combination Products under this Agreement, including without limitation the development, use, manufacture and sale of Licensed Products and Licensed Combination Products; and
23.provide United Therapeutics at its expense as shall be mutually pre-agreed upon in writing, at its request with reasonable assistance and consultation regarding the Supernus Technology and Supernus Intellectual Property, as they relate to Licensed Products and Licensed Combination Products.
b.After the Effective Date and from time to time during the term of this Agreement United Therapeutics shall, and shall procure that its Affiliates and Sub-Licensees shall, supply any Clinical Development Data to Supernus, reasonably necessary for use in:
24.fulfilling Supernus’ obligations under this Agreement or any Development Plan; or
25.preparing, filing, prosecuting or defending any Development Patents.
c.During the term of this Agreement, neither Supernus nor its Affiliates shall have the right to use the United Therapeutics Intellectual Property, Licensed Products and Licensed Combination Products otherwise than as expressly set out in this Agreement, and without prejudice to the generality of the foregoing, Supernus and its Affiliates shall not:
26.use, study, experiment with or otherwise exploit the United Therapeutics Intellectual Property, Licensed Products and Licensed Combination Products; and

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27.utilize any part of the United Therapeutics Intellectual Property, Licensed Products and Licensed Combination Products (but excluding Supernus’ Intellectual Property) in the making of any Patent application, except as otherwise agreed in writing by the Parties pursuant to the terms of this Agreement.
6.PAYMENT TERMS
a.Payments of Development Costs under this Agreement shall be made by United Therapeutics to Supernus within 30 days after United Therapeutics’ receipt of Supernus’ invoice. In the event that United Therapeutics disputes any Development Cost, it shall pay the undisputed amount of Supernus’ invoice as provided above, and shall, within 15 Business Days of receipt of Supernus’ invoice, provide written notice to Supernus identifying the disputed charge and providing a detailed explanation of the nature of its position with respect to disputed amount. If a notice of disagreement shall be duly delivered, Supernus and United Therapeutics shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed charges or amounts. If during such period, Supernus and United Therapeutics are unable to reach such agreement, either Supernus or United Therapeutics by notice to the other party may initiate the process whereby they shall promptly jointly retain a nationally recognized accounting firm (the “Accounting Referee”) and cause it to promptly review this Agreement and the disputed charges or amounts and to resolve the disputed charges or amounts. The Accounting Referee shall deliver to Supernus, as promptly as practicable but no later than 45 days, a report setting forth its calculation of the disputed charges or amounts. Such report shall be final and binding upon Supernus and United Therapeutics and any amount due to be paid or reimbursed, as the case may be, shall promptly be paid or reimbursed by the appropriate party. The cost of such review and report shall be borne by Supernus if the Accountant Referee finds in United Therapeutics favor and Supernus is required to reimburse United Therapeutics, or shall be borne by United Therapeutics, if the Accountant Referee finds in Supernus’ favor and United Therapeutics owes or has paid Supernus the disputed charges.
b.Unless otherwise agreed between the Parties, all sums due under this Agreement to Supernus shall be paid in United States dollars. Net Sales shall be determined in accordance with GAAP in the currency in which each Licensed Product or Licensed Combination Product was sold and shall be converted into United States dollars using the average buying rate as published in the Wall Street Journal for the [2*] for which such payment is being determined.
c.Other than as otherwise provided herein, all sums due under this Agreement shall be paid without deduction, set-off or counterclaim and shall be made in full without deduction of income, value added or other taxes, charges or duties that may be imposed, except (i) insofar as United Therapeutics is required to withhold or deduct the same to comply with Laws, and (ii) to the extent that the determination of Net Sales incorporates such deductions. In the event that United Therapeutics is required to make any such deduction, it shall promptly provide Supernus with a certificate or other documentary evidence sufficient to enable Supernus to support a claim for a tax credit in respect of any amount so withheld.
d.If Laws require withholding of income taxes or other taxes imposed upon any payments by United Therapeutics to Supernus under this Agreement, Supernus shall provide United Therapeutics with applicable forms or documentation required by any applicable taxation Laws, treaties or agreements to such withholding or as necessary to claim a benefit due to Supernus thereunder (including, but not limited to Form W-8BEN or any successor forms) and United Therapeutics shall make such withholding payments as required and subtract such withholding payments from the payments due Supernus as set forth in this Agreement. United Therapeutics will use commercially reasonable efforts consistent with its usual business practices and cooperate with Supernus to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future applicable taxation treaties or agreements between foreign countries.
e.Interest shall be payable by United Therapeutics on any amounts payable to Supernus under this Agreement which are not paid within 30 days of the due date for payment. All interest shall accrue and be calculated on a daily
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basis (both before and after any judgment) at the rate of [**] as published in the Wall Street Journal on that due date, for the period from the due date for payment until the date of actual payment.
f.Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the payments required hereunder in any country, payment shall be made through such lawful means or methods as United Therapeutics may determine. When in any country the Laws prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and shall be paid within thirty (30) days after such prohibition ceases to be in effect all royalties that United Therapeutics would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable, less any transactional costs. United Therapeutics shall use reasonable commercial efforts to resolve with any country any prohibitions or suspensions of royalty payments. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government approved rate.
7.MILESTONE PAYMENTS
a.Milestone Payments for the First Indication in the Field and Territory. Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by Supernus hereunder, United Therapeutics shall pay Supernus, or an Affiliate of Supernus designated in writing, the following Milestone Payments as pertaining to the development of Licensed Products for a first indication, contingent upon the occurrence of the corresponding specified contingent Milestone Event detailed below. For the avoidance of doubt, each Milestone Payment shall be made no more than once with respect to the achievement of such Milestone Event, but shall be payable the first time such Milestone Event is achieved:
28.$[**] within 30 days of results of the [**] human pilot pharmacokinetic study and United Therapeutics’ decision to continue development;
29.$[3*] within 30 days of release of the [**] batch of pivotal GMP supplies;
30.$[**] upon the earlier of (i) validation of technology transfer to commercial manufacturing site, or (ii) April 1, 2007. Validation of Technology transfer to Commercial Site shall mean the successful manufacture of the [**] of the [**] product strengths that are suitable for use in the clinic;
31.$[**] within 30 days of completion of the [**] pivotal efficacy study and United Therapeutics’ decision to pursue filing for Product Approval; and
32.$[**] within 30 days of the [**] Product Launch for the first indication.
b.Milestone Payments for the Second Indication in the Field and Territory. Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by Supernus hereunder, United Therapeutics shall pay Supernus, or an Affiliate of Supernus designated in writing, the following Milestone Payments as pertaining to the development of Licensed Products or Licensed Combination Products for a second indication, contingent upon the occurrence of the corresponding specified contingent Milestone Event detailed below. For the avoidance of doubt, each Milestone Payment shall be made no more than once with respect to the achievement of such Milestone Event, but shall be payable the first time such Milestone Event is achieved:
33.$[**] within 30 days of release of the [**] batch of pivotal GMP supplies in accordance with, or as a result of, a Development Plan for the second indication, if any;
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34.$[**] at the earlier of: (i) initiation of the [**] pivotal efficacy study for the second indication using any of the strengths developed for the first indication, or (ii) the successful manufacture of the [**] of the new product strength for the second indication that are suitable for use in the clinic;
35.$[**] within 30 days of completion of the [**] pivotal efficacy study for the second indication and United Therapeutics’ decision to pursue regulatory filing for Product Approval; and
36.$[**] within 30 days of the [**] Product Launch for the second indication.
c.Milestone Payments for Each Combination Product in the Field and Territory. Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by Supernus hereunder, United Therapeutics shall pay Supernus, or an Affiliate of Supernus designated in writing, the following Milestone Payments as pertaining to the development of each Licensed Combination Product, contingent upon the occurrence of the corresponding specified contingent Milestone Event detailed below. For the avoidance of doubt, each Milestone Payment shall be made no more than once for each Licensed Combination Product with respect to the achievement of such Milestone Event, but shall be payable the first time such Milestone Event is achieved:
37.$[**] within 30 days of results of the [**] human pilot pharmacokinetic study and a decision to continue development for each Licensed Combination Product;
38.$[**] within 30 days of release of the [**] of pivotal GMP supplies for each Licensed Combination Product in accordance with, or as a result of, a Development Plan, if any;
39.$[**] within 30 days of validation of technology transfer to commercial manufacturing site to include the successful manufacture of the [**] of the first product strength for each Licensed Combination Product that are suitable for use in the clinic;
40.$[**] within 30 days of both completion of the primary registration study using product manufactured at the commercial site for each Licensed Combination Product and United Therapeutics’ decision to pursue registration filing for Licensed Combination Product approval; and
41.$[4*] within 30 days of the Product Launch for each Licensed Combination Product, or
42.as an alternative to Milestone Payments outlined in Articles 7.3.a through 7.3.e, a one-time payment of $[**] within sixty(60) days of signing of this Agreement to expand the Field from a single Compound to all Licensed Combination Products.
d.If any of the Milestone Events outlined for the Licensed Products or Licensed Combination Products are not met or not pursued by United Therapeutics (“Missed Event”) resulting in a non-payment of the Milestone amount(s) to Supernus, but United Therapeutics chooses to proceed with the development of the Licensed Products or Licensed Combination Products notwithstanding, the Milestone Payments, not previously paid to Supernus shall be paid at the moment that the next Milestone Event is pursued by United Therapeutics.
e.United Therapeutics shall notify Supernus immediately upon achievement of each Milestone Event and the corresponding Milestone Payment will be paid within (30) Business Days of United Therapeutics’ receipt of an invoice from Supernus.
8.ROYALTIES
a.Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by Supernus hereunder, United Therapeutics shall for the Royalty Term, pay each Quarter to Supernus, or an
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Affiliate of Supernus designated in writing, royalties based on Net Sales during the Royalty Term as set out in the following table:

Territory/Type of Product	Indication	Royalty rate as a percentage of Net Sales
Worldwide	First	[**]	%
Worldwide	Second	[**]	%
Worldwide	Third and beyond	[**]	%
Each Licensed Combination Product, if existing Third Party royalty obligations	All	[**]	%
Each Licensed Combination Product, if no existing Third Party royalty obligations	All	[**]	%

b.Upon Product Approval of a Licensed Product for the second indication the royalty rate for the first indication will be reduced to [**]% and the royalty rate for the Second Indication will be [**]%. Upon Product Approval of a Licensed Product for the Third Indication, the royalty rate for the Second Indication will be reduced to [**]% and the royalty rate for the Third Indication will be [**]%.
c.In the event that [**] study for the second indication has not been initiated using Licensed Products or Licensed Combination Products at the time of first approval for a Licensed Product the royalty rate for the first indication will be increased to [**]%.
d.No royalties shall be payable on Licensed Products or Licensed Combination Products distributed to Third Parties without the receipt of compensation solely as a sample for testing or evaluation purposes. Only one payment of royalties shall be due with respect to the same unit of a Licensed Product or Licensed Combination Product, and no multiple royalties shall be payable because any Licensed Product or Licensed Combination Product, or its manufacture, sale or use, is covered by more than one Valid Claim or is subject to both Supernus Know-How and a Valid Patent Claim. Following First Commercial Sale in any country, United Therapeutics shall have the right to distribute (without receipt of compensation and without payment of a royalty to Supernus) in any calendar year for compassionate purposes to indigent patients, an aggregate of up to [**] ([**]%) of the total number of Licensed Products or Licensed Combination Products sold in units (with the receipt of compensation) in such country in such calendar year by United Therapeutics, its Affiliates and Sub-Licensees.
e.If United Therapeutics, its Affiliates or its Sub-Licensees are required to pay royalties to any Third Party because the manufacture, use or sale of Licensed Products or Licensed Combination Products infringes any Patent or other intellectual property rights of such Third Party in any country in the Territory in accordance with clause 14 and where such infringement is not otherwise caused by United Therapeutics, its Affiliates, its Sub-Licensees, subcontractors, or its suppliers, and where such Patent or other intellectual property rights cover Supernus Intellectual Property used in such Licensed Products or Licensed Combination Products, then United Therapeutics, its Affiliates or its Sub-Licensees may deduct from royalties thereafter due to Supernus with respect to Net Sales of any Licensed Product up to the lower of: (i) [5*] ([**]%) of the royalties or such other fees paid to acquire rights in such Patent or other intellectual property right, or (ii) [**] ([**]%) of the royalties due to Supernus with respect to Net Sales of any Licensed Product or Licensed Combination Products in a given quarter.
9. [DELIBERATELY OMITTED]
10.RECORDS AND REPORTS
a.During the term of this Agreement, and for a period of four years after its expiration or termination, United Therapeutics shall, and shall procure that its Affiliate and Sub-Licensees shall, keep at its normal place of business
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detailed, accurate and up to date records and books of account showing any regulatory filings made in relation to Licensed Products or Licensed Combination Products and price increases in each country in the Territory sufficient to ascertain the achievement, or progress towards achievement, of any Milestone Events.
b.Upon the written request of Supernus, and not more than once in each calendar year, United Therapeutics shall permit an independent certified public accounting firm of nationally recognized standing, selected by Supernus and reasonably acceptable to United Therapeutics, at Supernus’ expense, to have access during normal business hours to such of the books of account and records of United Therapeutics as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months (unless fraud has been determined by such certified public accounting firm of nationally recognized standing in writing) prior to the date of such request. The accounting firm shall disclose to Supernus only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared. The accounting firm shall be entitled to take copies or extracts from the records and books of account during any such review or audit.
c.Supernus shall be solely responsible for its costs in making such review and audit unless such accounting firm identifies a discrepancy in the amounts paid in any calendar year from those payable under this Agreement for that calendar year of greater than [**]%, in which event United Therapeutics shall pay the reasonable and direct fees and expenses charged by such accounting firm, and make good the deficit in any payments that are due to Supernus (including interest on the deficit at [**] as published in the Wall Street Journal on the due date on and from the date that the relevant payments became due).
d.All information disclosed by United Therapeutics, its Affiliates and its Sub-Licensees pursuant to this clause 10 shall be deemed Confidential Information, and Supernus shall cause its accounting firm and consultants to retain all such financial information in confidence.
11.LAUNCH AND MARKETING EFFORTS
a.United Therapeutics shall, and shall procure that its Affiliates and Sub-Licensees shall, use reasonable commercial efforts to develop and commercialize Licensed Products and Licensed Combination Products. For the purpose of this clause, reasonable commercial efforts means commercial efforts consistent with normal business practices and effort used by United Therapeutics in connection with other United Therapeutics products of similar market size or importance which United Therapeutics intends to launch or has launched and sold in the Territory or any part of it, or in the absence of any such similar products, then such effort as is consistent with good industry practice.
b.United Therapeutics shall use reasonable efforts to meet and comply with any timelines which are mutually agreed by the Parties in writing for the delivery of sufficient quantity of Compound, other related material, and information requested by Supernus as may be required for development, regulatory filing, launch and commercialization of Licensed Products and Licensed Combination Products.
12.OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
a.Nothing in this Agreement shall affect the ownership of any Party’s intellectual property rights existing at the date of this Agreement or generated outside of a Development Plan which one Party agrees to make available to the other in the course of a Development Plan.
b.Subject to clauses 12.1., 12.3 and 12.4, United Therapeutics shall retain and is the sole and exclusive owner of all existing and future right, title and interest in and to all Clinical Development Data, United Therapeutics Intellectual Property whether or not created, developed, or arising from the performance of any Development Plan hereunder and to the extent all such United Therapeutics Intellectual Property has not previously been assigned to United Therapeutics, Supernus hereby completely and irrevocably assigns and transfers to United Therapeutics any and all right, title and interest that it may have in and to such United Therapeutics Intellectual Property. At the request and expense of United Therapeutics, Supernus shall promptly execute such documents and do such acts as

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may be reasonably necessary to completely and exclusively vest such rights in United Therapeutics. In the event that Supernus has any rights in and to the work which cannot be assigned, and which is not Non-Clinical Development Data, Supernus’ Intellectual Property, Supernus’ Improvements or subject to clause 25.16, Supernus agrees to waive enforcement worldwide of such rights against United Therapeutics, its successors, distributors, licensees and assigns and, if necessary, hereby grants a fully-paid up irrevocable worldwide exclusive license to United Therapeutics with the right to sublicense and assign. Subject to clause 5.3, and other than as may be required for the purposes of this Agreement, Supernus shall not use United Therapeutics Intellectual Property without the prior written consent of United Therapeutics. Notwithstanding the provisions of this clause 12.2, Supernus may use the Clinical Development Data only for purposes of preparing, prosecuting or maintaining Patents.
c.Subject to clauses 12.1., 12.2 and 12.4, Supernus shall retain and is the sole and exclusive owner of all existing and future right, title and interest in and to all Non-Clinical Development Data, Supernus Intellectual Property, Supernus Technology, and Supernus Improvements whether or not created, developed, or arising from the performance of any Development Plan hereunder, which intellectual property belonging to Supernus includes, but is not limited to, Supernus Technology, including ProPhileSM, ProScreen®, OptiScreen®, Microtrol®, SolutrolTM, or EnSoTrol® technology platforms, but explicitly excludes the United Therapeutics Intellectual Property, and United Therapeutics hereby completely and irrevocably assigns and transfers to Supernus any and all right, title and interest that it may have in and to such Supernus Technology, Supernus Intellectual Property, and Supernus Improvements. At the request and expense of Supernus, United Therapeutics shall promptly execute such documents and do such acts as may be reasonably necessary to completely and exclusively vest such rights in Supernus. Subject to clause 5.3, and other than as may be required for the purposes of this Agreement, United Therapeutics shall not use Supernus Intellectual Property without the prior written consent of Supernus. Notwithstanding the provisions of this clause 12.3, United Therapeutics may use the Non-Clinical Development Data only for purposes of preparing, prosecuting or maintaining Patents that are not in conflict with Supernus’ rights and obligations under this Agreement.
d.Each Party agrees (i) to disclose promptly to the other any and all Patent applications prepared or filed by that Party which applications are made directly or indirectly as a result of the collaboration under this Agreement or further collaboration between the Parties on the subject matter of this Agreement, and (ii) promptly upon request by the other Party to sign such documents and do such things, or procure the signing of such documents or the doing of such things, as is reasonably necessary to vest such relevant intellectual property rights in the other Party.
e.Subject to the terms of this Agreement, Supernus expressly acknowledges and agrees that it shall have no right, title or any other interest in the United Therapeutics Intellectual Property.
f.Subject to the terms of this Agreement, United Therapeutics expressly acknowledges and agrees that it shall have no right, title or any other interest in the Supernus Intellectual Property.
g.United Therapeutics shall only use the Supernus Intellectual Property and Non-Clinical Development data or any other Confidential Information provided by Supernus from the Agreement solely in connection with the development and commercialization of Licensed Products and Licensed Combination Products including, but not limited to, negotiating, implementing and operating Third Party development, use, manufacturing and other partnering agreements and relationships with respect to Licensed Products and Licensed Combination Products in accordance with the Specifications, provided that the relevant Third Party enters into a confidentiality agreement with United Therapeutics on terms no less onerous than those contained in clause 17 prior to such use and further agrees to be subject to the restrictions set forth herein in clause 25.16 herein.
h.United Therapeutics hereby grants Supernus a royalty-free, non-exclusive license to use United Therapeutics Intellectual Property only in relation to:
43.the performance of any services in connection with any Development Plan or the further development of a Licensed Product or Licensed Combination Product under this Agreement; or

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44.the filing, prosecuting, maintaining or commercializing any Patent arising from and relating to the Supernus Intellectual Property and Development Patents.
i.The express provisions of this Agreement provide for all licenses granted by and to the Parties hereunder and no additional transfer, license or other grant of rights concerning a Party’s intellectual property shall be implied from either such express provisions of this Agreement or from the performance under any Development Plan.
j.Each Party shall promptly disclose to the other Party, in such detail as is reasonably required, any Improvements developed in accordance with the terms of this Agreement.
k.Nothing in this Agreement gives either Party any right, title or interest in any trademarks owned or used by the other Party.
13.PATENTS
a.Subject to clause 13.3, Supernus shall at its sole option and expense prepare, file, prosecute and maintain the Licensed Patents that relate to the Licensed Products or Licensed Combination Products in the [**] and at the expense of United Therapeutics in any other countries requested in writing. At Supernus’ option, all filings in additional countries will be prepared, filed, prosecuted and maintained by United Therapeutics on behalf of Supernus at United Therapeutics’ sole cost and expense.
b.Supernus shall, at its sole option at its own cost, file, prosecute and maintain any Development Patents in the [6*] and at United Therapeutics’ expense any other countries requested by United Therapeutics in writing. At Supernus’ option, all filings of Development Patent applications in additional countries will be prepared, filed, prosecuted and maintained by United Therapeutics on behalf of Supernus at United Therapeutics’ sole cost and expense.
c.In the event that Supernus elects to abandon any pending application or granted Patent for both Licensed Patents and Development Patents, it shall provide adequate written notice to United Therapeutics and give United Therapeutics the opportunity to file or maintain such application or Patent on behalf of Supernus, the cost and expense of which shall be deducted from payments to be made by United Therapeutics to Supernus under this Agreement. Without limiting the generality of the foregoing, in no event shall Supernus provide United Therapeutics with written notice of abandonment of any Licensed Patent or Development Patent less than 60 days prior to its date of lapse.
d.Each Party shall keep the other Party reasonably informed of all material matters in connection with the filing, prosecution and maintenance of Patents with respect to both Licensed Patents and Development Patents, including providing United Therapeutics with copies of substantive communications submitted to or received from patent offices throughout the Territory.
e.Each Party for a reasonable period of time shall make available to the other Party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate but subject to any restraints of confidentiality or contract to enable the appropriate Party to prepare, file, prosecute and maintain Patents with respect to both Licensed Patents and Development Patents as set forth in this clause 13 Where appropriate, each Party shall sign or cause to have signed all documents relating to said Patents at no charge to the other.
14.INFRINGEMENT OF THIRD PARTY RIGHTS
a.If either Party becomes aware that the exercise of such Party’s rights and obligations under this Agreement are infringing, or may infringe, the intellectual property rights of a Third Party in any country in the Territory, it will
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promptly notify the other Party in writing and provide the other Party with such details of the Third Party’s relevant intellectual property rights and the extent of any infringement as are known to it.
b.The Parties shall, after receipt of notice referred to in clause 14.1, discuss the infringement and, to the extent necessary, attempt to agree on a course of action. Such course of action may include:
45.obtaining an appropriate license from the Third Party; or
46.contesting any claim or proceedings brought by the Third Party.
c.If within 28 days of the date of the notice referred to in clause 14.1, the Parties have not agreed upon an appropriate course of action then:
47.Supernus may decide, at its own cost and expense, upon the course of action with respect to any claim which relates exclusively or predominantly to any of the Supernus Technology (“Supernus Action”); and
48.United Therapeutics may decide, at its own cost and expense, upon the course of action with respect to any claim which relates exclusively or predominantly to, such Licensed Product or Licensed Combination Product (so long as it does not fall within the definition of a Supernus Action), Clinical Development Data or other United Therapeutics Intellectual Property (“United Therapeutics Action”).
d.For the avoidance of doubt, United Therapeutics may negotiate a license for the use of Third Party intellectual property rights, in connection with any United Therapeutics Action, and Supernus may negotiate a license for the use of Third Party intellectual property rights, in connection with any Supernus Action. In such event, the Parties shall keep each other fully informed of any license negotiations.
e.If within 180 days from receiving notice from a Third Party relating to a Supernus Action, Supernus fails or refuses to respond to or defend any such claim or negotiate a license from such Third Party, United Therapeutics may defend such claim or (subject to the prior written consent of Supernus, not to be unreasonably withheld or delayed) negotiate a license with such Third Party. If within 180 days from receiving notice from a Third Party relating to a United Therapeutics Action, United Therapeutics fails or refuses to respond to or defend any such claim or negotiate a license from such Third Party, Supernus may defend such claim or (subject to the prior written consent of United Therapeutics, not to be unreasonably withheld or delayed) negotiate a license with such Third Party.
f.If at any time a Third Party files a lawsuit against United Therapeutics, its Affiliates, Sub-Licensees or distributors asserting that the alleged infringing process, method or composition is claimed under the Supernus Intellectual Property, Supernus shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event United Therapeutics shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Supernus all evidence and assistance in its control. If Supernus does not elect within thirty (30) days after receiving written notice of such Third Party lawsuit to so control the defense of such suit, United Therapeutics may undertake such control at its own expense, and Supernus shall then have the right to be represented by advisory counsel of its own selection, at its own expense, and Supernus shall cooperate fully in the defense of such suit and furnish to United Therapeutics all evidence and assistance in United Therapeutics’ control. The Party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Any judgments, settlements or damages payable with respect to legal proceedings covered by this clause 14.6 shall be paid by the Party which controls the litigation, subject to the other Party’s indemnification obligations under clause 16, if any.

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15.INFRINGEMENT OF LICENSED PATENTS BY THIRD PARTY
a.If either Party becomes aware of any Third Party infringement or suspected infringement of any Supernus Intellectual Property used in connection with a Licensed Product or Licensed Combination Product, it will promptly notify the other Party in writing and provide it with such details of the Third Party infringement as are known to it.
b.The Parties shall, after receipt of notice referred to in clause 15.1, discuss the infringement and, to the extent necessary, attempt to agree on the necessary steps to be taken to prevent or terminate such Third Party infringement, the proportions that any costs of proceedings or action shall be shared and the proportions that any damages or other sums awarded in their favor (or against them) shall be divided.
c.If within 90 days of the date of the notice referred to in clause 15.1, the Parties have not agreed upon an appropriate course of action then the following shall apply:
49.if the Licensed Patent or Development Patent contains one or more claims specifically directed to Compound or a Licensed Product or a Licensed Combination Product (including but not limited to compositions containing the Compound), then United Therapeutics shall have the right, but not the obligation, to commence, at its sole expense, any action or proceedings, negotiate a license or take such other steps as are necessary to terminate or prevent the Third Party infringement. United Therapeutics shall provide Supernus with prior written notice of the initiation of any such action or proceedings and shall keep Supernus informed of any significant developments. In the event that United Therapeutics has not commenced any action or proceedings to terminate or prevent such infringement within 120 days after having become aware of such potential infringement, then Supernus may at its reasonable discretion take such action as is reasonably necessary and appropriate to terminate or prevent such infringement; and
50.if the Licensed Patent or Development Patent does not contain one or more claims specifically directed to formulations of Compound or a Licensed Product or a Licensed Combination Product (including but not limited to compositions containing the Compound), then Supernus shall have the right, but not the obligation, to commence, at Supernus’ expense, any action or proceedings, negotiate a license or take such other steps as are necessary to terminate or prevent the Third Party infringement. Supernus shall provide United Therapeutics with prior written notice of the initiation of any such action or proceedings and shall keep United Therapeutics informed of any significant developments. In the event that Supernus has not commenced any action or proceedings to terminate or prevent such infringement within 120 days after having become aware of such potential infringement, then United Therapeutics may at its reasonable discretion take such action as is reasonably necessary and appropriate to terminate or prevent such infringement.
d.The Party controlling the action or proceedings shall not settle the action or proceedings or otherwise consent to an adverse judgment that diminishes the rights or interests of the other Party without the prior written consent of that Party, such consent not to be unreasonably withheld or delayed.
e.Each Party shall use reasonable efforts to cooperate with the other Party’s requests and, to the extent possible, shall keep the other Party reasonably informed of all material matters in connection with the commencement and prosecution of any such action or proceeding.
f.Each Party shall make available to the other Party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate to enable the appropriate Party to commence and prosecute any such action or proceeding for a period of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel.
g.Any award of damages or other amount received by either Party as a result of a successful action, proceedings or settlement negotiations under clauses 14 or 15 shall be divided between the Parties as follows:

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51.the Party that initiated, prosecuted or maintained the defense of the action or proceedings shall recoup all of its costs and expenses (including reasonable attorneys’ and expert fees) incurred in connection with the action or proceedings;
52.after deducting the costs and expenses identified in clause 15.7(a), the other Party shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ and expert fees) incurred in connection with the action or proceedings;
53.if Supernus initiated, prosecuted or maintained the defense of, the action or proceedings, any amount remaining after the deduction of both Parties’ costs and expenses outlined in clauses 15.7 (a) and (b) shall be retained by Supernus; and
54.if United Therapeutics initiated, prosecuted or maintained the defense of the action or proceedings, any amount remaining after the deduction of both Parties’ the costs and expenses outlined in clauses 15.7 (a) and (b) shall be retained by United Therapeutics, except that Supernus shall receive a portion equivalent to the royalties it would have received under this Agreement if such remaining recovery amount were deemed to be Net Sales.
16.INDEMNIFICATION AND LIABILITY
a.Subject to Supernus’ compliance with clause 16.3, United Therapeutics will indemnify and hold Supernus, and its Affiliates and its and their directors, officers, employees and agents (each an “Supernus Party”) harmless from and against any Third Party costs, claims, damages and expenses (including reasonable attorneys’ fees, expenses to defend and amounts paid in settlement of any action paid in accordance with clause 16.3. herein) suffered or incurred by any Supernus Party, and arising out of any development activity initiated by United Therapeutics with Third Parties, or in connection with the clinical trials to be conducted by or on behalf of United Therapeutics under this Agreement or under any Development Plan, or in connection with any aspect of bringing Licensed Products or Licensed Combination Products to market including but not limited to any development, scale-up, transfer, manufacturing, marketing, sale and distribution of Licensed Products or Licensed Combination Products, except to the extent that such costs, claims, damages or expenses arise from the gross negligence, breach of the terms of this Agreement or willful misconduct by a Supernus Party.
b.Subject to United Therapeutics’ compliance with clause 16.3, Supernus will indemnify and hold United Therapeutics, its Affiliates, Sub-Licensees and its and their directors, officers, employees and agents (each a “United Therapeutics Party”) harmless from and against any Third Party costs, claims, damages and expenses (including reasonable attorneys’ fees, expenses to defend and amounts paid in settlement of any action paid in accordance with clause 16.3. herein) suffered or incurred by any United Therapeutics Party, and arising out of or in connection with the activities conducted by Supernus or by Third Parties under its control in its facility in connection with any Development Plan under this Agreement, except to the extent that such costs, claims, damages or expenses arise from the gross negligence, breach of the terms of this Agreement or willful misconduct by a United Therapeutics Party.
c.In all cases where a Party seeks indemnification by the other under this clause 16, the Party seeking indemnification shall promptly notify the indemnifying Party in writing, in the manner set forth in clause 23, of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit. The indemnifying Party shall have the right to control the defense, with counsel of its choice, provided that the non-indemnifying Party shall have the right to be represented by advisory counsel at its own expense. The indemnifying Party shall not settle or dispose of the matter in any manner, which could negatively and materially affect the rights or liability of the non-indemnifying Party without the non-indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed.
d.EXCEPT AS MAY BE OTHERWISE SET FORTH HEREIN, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, COLLATERAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR FOR ANY LOST PROFITS OF THE OTHER

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PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATIONS SET FORTH HEREIN, EXCEPT FOR THOSE DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MALFEASANCE.
17.CONFIDENTIALITY AND PUBLICATIONS
a.The Parties, their Affiliates and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential and shall not publish or otherwise disclose any Confidential Information supplied by the other Party during the term of this Agreement. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that a Party can demonstrate by competent written evidence that such Confidential Information is:
55.information that at the time of disclosure by one Party to the other is in the public domain or otherwise generally available to the public;
56.information which after disclosure by one Party to the other becomes part of the public domain or otherwise becomes generally available to the public, other than by breach of this Agreement by the receiving Party;
57.information which the receiving Party can establish was already in its possession at the time of receipt or was independently developed by the receiving Party; or
58.information received from a Third Party who was lawfully entitled to disclose such information and the disclosure of which will not violate clause 25.16 herein.
b.Notwithstanding the limitations in this clause 17.1, but so long as it does not violate the provisions of clause 25.16, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:
59.prosecuting or defending litigation;
60.complying with applicable governmental Laws, including without limitation, NASDAQ and SEC disclosure requirements, or court orders;
61.to file Patent applications or prosecute such applications to grant or to gain approval to conduct clinical trials in relation to Licensed Products or Licensed Combination Products;
62.disclosure to employees, consultants or agents, solely in furtherance of this Agreement, provided that such individuals have agreed in writing to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in clause 17.1; or
63.general information of a non-material nature regarding the general status of the development and commercialization of Licensed Products or Licensed Combination Products.
Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the Confidential Information of the other Party pursuant to clauses 17.2(a) and (b), it will give prompt advance written notice to the other Party of such disclosure and shall use its best efforts to assist the other Party in securing confidential treatment of such information.
c.The Parties shall consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements relating to any Confidential Information or the transactions contemplated under this Agreement. The obligations contained in this clause 17 shall continue for the duration of the Agreement and for a period of [7*] after the termination or expiration of this Agreement.
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d.From time to time it may be to the mutual interest of the Parties to publish articles relating to data generated or analyzed as a part of this Agreement. Neither Party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated and provided solely by the other Party without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided however, that (i) valid commercial reasons may exist for withholding such consent, (ii) such prior consent shall not be required for publications and presentations that do not disclose details of the Supernus Technology (e.g., clinical articles), and (iii) if a party does not object within ten days of its receipt of a proposed publication or presentation from the other party, then it will be deemed to have consented to such publication or presentation. Nothing contained herein shall be construed as precluding either Party from its own intellectual property, making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic characteristics of the Licensed Products and Licensed Combination Products to the extent that either Party may be required by law to make disclosures of such information.
e.The terms of this Agreement are deemed to be Confidential Information, subject to clause 17.1; provided however, each Party shall be free to disclose the terms of the Agreement to potential investors, financial institutions, licensors, licensees and consultants provided such disclosures are subject to no less restrictive terms of confidentiality than as are set forth in this Agreement.
18.COVENANTS, REPRESENTATIONS AND WARRANTIES
a.Covenants by Both Parties throughout the Term of this Agreement:
64.Each Party covenants that it will use its reasonable best efforts to obtain and maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out its duties and obligations under this Agreement. Each Party shall cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Laws. Each Party shall conduct its activities hereunder in an ethical and professional manner.
65.Each Party hereby covenants that each of its employees and other Third Parties performing any work under the any Development Plan and otherwise in accordance with this Agreement shall have entered into a written invention assignment agreement requiring that each such Third Party assign to such Party all right, title and interest in and to any intellectual property conceived of and/or reduced to practice by such Third Party or its employees, consultants or agents in connection with any activities under any Development Plans and otherwise in accordance with this Agreement.
66.Each Party hereby covenants that it has not and shall not knowingly misappropriate or otherwise misuse, nor shall it knowingly permit any of its employees, consultants or agents to misappropriate or otherwise misuse, any intellectual property of any Third Party in its conduct in accordance with any Development Plan and this Agreement.
67.Each Party covenants that it shall cooperate with the other and provide such assistance and resources as the other Party may reasonably request in connection with performance of the obligations under this Agreement.
68.Each Party covenants that it shall not, without the prior written consent of the other Party, acquire, directly or indirectly, any securities of the other Party or any right or options to acquire any such securities, or issue any public announcements naming the other Party without the prior written consent of such Party.
69.Each Party covenants that it will immediately notify the other in writing if any debarment proceedings have commenced against a Party or any employees of consultants of a Party, or if an employee or consultant of a Party is debarred by the FDA.

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b.By Supernus. Supernus represents and warrants to United Therapeutics as of the Effective Date that:
70.It has the full right, power and authority to enter into this Agreement, perform this Agreement and to grant all of the rights, property and authorizations granted in this Agreement; that this Agreement has been duly executed and delivered by Supernus and is a legal, valid and binding obligation enforceable against Supernus in accordance with its terms; that, to the best of its knowledge, there are no agreements, commitments or obstacles, technical or legal, including intellectual property rights of others, which could prevent it from carrying out all of its obligations hereunder; and that the execution, delivery and performance of this Agreement does not and will not violate any law, statute, local ordinance, state or federal regulation, court order, or administrative order ruling, its corporate charter or bylaws, nor any agreement by which it is bound;
71.It is the sole owner or exclusive licensee of the Supernus Intellectual Property in the Territory with the power and right to license or sublicense the Supernus Intellectual Property in accordance with this Agreement and, to the best of Supernus’ knowledge as of the Effective Date, the use of the Supernus Intellectual Property under the terms and conditions contemplated by this Agreement will not infringe upon any Third Party’s know-how, Patent or other intellectual property rights or constitute misuse of confidential information by United Therapeutics;
72.To the best of its knowledge, there is no (i) action, suit, proceeding or investigation pending or threatened against Supernus that challenges the validity of this Agreement or the right of Supernus to enter into this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the development of the Supernus Intellectual Property or commercial sales of a Licensed Product or Licensed Combination Product hereunder. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of Supernus’ employees, their use in connection with Supernus’ business or any confidential information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers; (ii) any pending or threatened claims or litigation brought by a Third Party under any Third Party Patent, trade secret or other Third Party proprietary right in respect of Supernus’ exploitation of the Supernus Intellectual Property; (iii) any basis upon which practice of the inventions described in the Licensed Patents or Supernus Intellectual Property would infringe on the rights of Third Parties; (iv) any licenses or other restrictions on the ability to develop, make, have made, use, import, market, promote, sell, have sold or otherwise practice the Supernus Intellectual Property; or (v) any scientific information, published or unpublished, relating to studies or experiments with the Supernus Intellectual Property, whether conducted by Supernus or by Third Parties, that would suggest development and commercialization of the Supernus Intellectual Property is not feasible;
73.To the best of its knowledge, Supernus is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would have a material adverse effect on the license granted pursuant to clause 2.1;
74.To the best of its knowledge, Supernus is not in violation of any applicable Laws or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on the development and commercialization of Licensed Products and Licensed Combination Products hereunder;
75.To the best of its knowledge, Supernus nor any of its employees or consultants engaged in any Development Plan have been “debarred” by the United States Food and Drug Administration (the “FDA”), nor have any such debarment proceedings against it or any such employees or consultants been commenced;
76.A complete list of (i) all Patents included in the Licensed Patents as of the Effective Date and (ii) all Patents owned by Third Parties and validly and exclusively licensed to Supernus, with the unrestricted right except as may be qualified herein to exclusively sublicense to United Therapeutics, is provided at Schedule 2 attached to this Agreement. Supernus owns or controls under valid licenses and has the right to license or sublicense, except as may be qualified herein all right, title and interest in and to any Third Party Patents listed on Schedule 2; and

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77.It has made available to United Therapeutics all material Supernus Know-How, Non-Clinical Development Data and Supernus Confidential Information in its possession or control that is required for the development and commercialization of the Supernus Intellectual Property as permitted in clause 2.1, including without limitation the development, use, manufacture and sale of Licensed Products.
c.By United Therapeutics. United Therapeutics represents and warrants to Supernus as of the Effective Date that:
78.It has the full right, power and authority to enter into this Agreement, perform this Agreement and to grant all of the rights, property and authorizations granted in this Agreement; that this Agreement has been duly executed and delivered by United Therapeutics and is a legal, valid and binding obligation enforceable against United Therapeutics in accordance with its terms; that, to the best of its knowledge, there are no agreements, commitments or obstacles, technical or legal, including intellectual property rights of others, which could prevent it from carrying out all of its obligations hereunder; and that the execution, delivery and performance of this Agreement does not and will not violate any law, statute, local ordinance, state or federal regulation, court order, or administrative order ruling, its corporate charter or bylaws, nor any agreement by which it is bound;
79.It has the power and right to commercialize Licensed Products and Licensed Combination Products in accordance with this Agreement and, to the best of United Therapeutics’ knowledge as of the Effective Date, the use of the United Therapeutics Intellectual Property and Confidential Information under the terms and conditions contemplated by this Agreement will not infringe upon any Third Party’s know-how, Patent or other intellectual property rights or constitute misuse of confidential information by either Party hereto;
80.To the best of its knowledge, there is no (i) action, suit, proceeding or investigation pending or threatened against United Therapeutics that challenges the validity of this Agreement or the right of United Therapeutics to enter into this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the development of a Licensed Product or Licensed Combination Product hereunder. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of United Therapeutics’ employees, their use in connection with United Therapeutics’ business or any confidential information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers; or (ii) any pending or threatened claims or litigation brought by a Third Party under any Third Party Patent, trade secret or other Third Party proprietary right in respect of United Therapeutics exploitation of the United Therapeutics Intellectual Property;
81.To the best of its knowledge, United Therapeutics is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would have a material adverse effect on the development and commercialization of Licensed Products and Licensed Combination Products hereunder; and
82.To the best of its knowledge, United Therapeutics is not in violation of any applicable Laws or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on the development and commercialization of Licensed Products and Licensed Combination Products hereunder; and
83.To the best of its knowledge, United Therapeutics’ nor any of its employees or consultants engaged in any Development Plan have been “debarred” by the United States Food and Drug Administration (the “FDA”), nor have any such debarment proceedings against it or any such employees or consultants been commenced.
d.EXCEPT AS EXPRESSLY PROVIDED HEREIN EACH PARTY DISCLAIMS ALL WARRANTIES AND MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. THE PARTIES EACH ACKNOWLEDGES AND AGREE THAT THE DEVELOPMENT ACTIVITIES HEREUNDER ARE EXPERIMENTAL IN NATURE AND THAT NEITHER PARTY MAKES A GUARANTEE AS TO THE RESULTS OR PERFORMANCE THEREOF THROUGH THE DEVELOPMENT STAGE. HOWEVER, THIS

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PROVISION IS NOT INTENDED TO MITIGATE OR REDUCE THE EFFECT OF THE INDEMNITY PROVISIONS SET FORTH HEREIN.
19.TERM
This Agreement commences on the Effective Date and, subject to earlier termination in accordance with clause 20, shall expire on a country-by-country and Licensed Product-by-Licensed Product or Licensed Combination Product-by-Licensed Combination Product basis upon the date of the last to expire payment obligation pursuant to the Royalty Term.

20.TERMINATION
a.Either Party may terminate this Agreement by giving written notice to the other if the other Party commits any material breach of this Agreement, which, in the case of a breach capable of remedy, is not remedied by the Party in default within 60 days of receipt of a detailed notice requiring it to do so.
b.In the event of the institution by or against either Party of insolvency, receivership, bankruptcy proceedings, or any other proceedings for the settlement of a Party’s debts which are not dismissed within sixty (60) days, or upon a Party’s making an assignment for the benefit of creditors, or upon a Party’s dissolution or ceasing to do business, the other Party may terminate this Agreement upon written notice. All rights and licenses granted to United Therapeutics under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that United Therapeutics, as a licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code; provided however, nothing herein shall be deemed to constitute a present exercise of such rights and elections and such rights shall be no greater than provided pursuant to this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Supernus under the U.S. Bankruptcy Code, and so long as United Therapeutics is not in material breach of this Agreement, United Therapeutics shall be entitled to reasonable access to appropriate Supernus Intellectual Property, unless Supernus elects to continue to perform all of its obligations under this Agreement
c.This Agreement may be terminated by United Therapeutics by notice in writing to Supernus at any time after Supernus has a reasonable opportunity to cure after receiving written notice (if a cure is possible) from United Therapeutics for a technical, strategic or market-related cause (including, without limitation, technical, safety, efficacy, regulatory, competition, patient-related issues, emergence of new technologies, etc. rendering further development unjustified in United Therapeutics’ opinion) in its sole discretion upon written notice to Supernus. Termination by United Therapeutics shall immediately terminate all licenses granted hereunder.
d.If United Therapeutics or any Sub-Licensee, after having launched a Licensed Product or Licensed Combination Product in any country in the Territory, discontinues sale of such Licensed Product or Licensed Combination Product in such country for a period of [8*] or more for reasons unrelated to Force Majeure (as defined in clause 22), regulatory or safety issues and subsequently fails to resume sales of any Licensed Product or Licensed Combination Product in such country within 120 days of having been notified in writing of such failure by Supernus, then Supernus may in its discretion terminate the license granted to United Therapeutics under this Agreement with respect to such discontinued Licensed Product or Licensed Combination Product in such country. For the purposes of this clause 20.5, sales of minimal or commercially insignificant quantities of a Licensed Product or Licensed Combination Product in a country shall be deemed to constitute a discontinuation of sales in such country.
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21.CONSEQUENCES OF TERMINATION
a.On termination or expiration of this Agreement for any reason other than a material breach by Supernus, the license granted under clause 2.1 shall immediately cease and United Therapeutics shall, and shall procure that its Affiliates and Sub-Licensees shall, immediately:
84.subject to clause 21.3, cease to carry out any of the activities permitted by this Agreement (or any relevant Sub-License Agreement or Third Party Agreement) and cease to use or exploit in any way the Supernus Intellectual Property;
85.within 30 days of the effective date of the termination, make all outstanding undisputed payments, including any Milestone Payments and royalty payments due to Supernus at the date of termination; and
86.return, or at Supernus’ option, destroy all Supernus Know-How and Supernus Confidential Information and any materials containing the Supernus Know-How and Supernus Confidential Information in its possession, custody or power except for such records as may be required by any Laws; provided however, that United Therapeutics may retain one copy of each document of Supernus’ Confidential Information to enable United Therapeutics to determine its surviving obligations of confidentiality and non-use with respect to Supernus’ Confidential Information, provided, however, that the copy (i) is kept in a secure place with access limited to the General Counsel only, and (ii) is returned to Supernus at the expiration of the last of any surviving obligations.
b.On termination or expiration of this Agreement for any reason, Supernus shall promptly return, or at United Therapeutics’ option, destroy all United Therapeutics Know-How and United Therapeutics Confidential Information and any materials containing the United Therapeutics Know-How and United Therapeutics Confidential Information in its possession, custody or power except for such records as may be required by any Laws; provided however, that Supernus may retain one copy of each document of United Therapeutics Confidential Information to enable Supernus to determine its surviving obligations of confidentiality and non-use with respect to United Therapeutics Confidential Information, provided, however, that the copy (i) is kept in a secure place with access limited to the General Counsel only, and (ii) returned to United Therapeutics at the expiration of the last of any surviving obligations.
c.Subject to payment of royalty and related obligations, United Therapeutics, its Affiliates and its Sub-Licensees shall be entitled to continue to sell existing stocks of the Licensed Products and Licensed Combination Products in the Territory for a period of not longer than [9*] following the date of termination in accordance with the terms and conditions of this Agreement.
d.Upon the termination or expiration of this Agreement, United Therapeutics shall, and shall procure that its Affiliates and Sub-Licensees shall, execute such documents as Supernus may reasonably require to record at all appropriate patent offices throughout the Territory that United Therapeutics or the relevant Sub-Licensee has ceased to be entitled to use and exploit the Licensed Patents.
e.Clauses 6, 8, 10, 12, 13, 14, 15, 16, 17 (for [**]), 18.2 and 18.3 (for three years), 19, 21, 25, and applicable definitions herein shall survive the termination or expiration of this Agreement.
f.Termination or expiration of this Agreement shall not relieve either Party of any liability that accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.
g.Termination of this Agreement will be without prejudice to Supernus’ right to receive payment of (i) all undisputed Development Costs, Milestone Payments or Royalties, incurred or committed to as of the effective date
[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

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of the termination, and (ii) all Royalties for as long as the Licensed Products and Licensed Combination Products are sold by United Therapeutics, its Affiliates or Sub-Licensees.
h.In the event of termination of this Agreement, the Parties shall meet in good faith to discuss and endeavor to agree on the steps required to affect an orderly closure of any ongoing Development Plan. In the event that the termination of this Agreement occurred for a reason other than as a result of a material breach by Supernus, Supernus shall be entitled to reasonable payment for work carried out or for noncancellable or unavoidable work committed to by Supernus under a Development Plan and any reasonable and direct out-of-pocket expenses incurred or noncancellable or unavoidable reasonable and direct out-of-pocket expenses committed to by Supernus under a Development Plan as of the date of termination.
22.FORCE MAJEURE
a.Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any act of God, earthquake, flood, labor strike or lockout, war, revolution, civil commotion, epidemic, blockage or embargo, failure or default of public utilities or common carriers, destruction of production facilities or materials, or similar catastrophic event (“Force Majeure”), provided the Party affected shall give prompt written notice thereof to the other Party. Subject to clause 21.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure and the non-performing Party takes commercially reasonable efforts to remove the condition.
b.Notwithstanding the foregoing, if any such Force Majeure continues unabated for a period of at least [10*], the Parties will meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party. If resolution has not been reached within [**] of good faith discussion, either Party shall have the right to terminate the Agreement on a country by country basis.
23.NOTICES
a.Any notice, consent or other document given under this Agreement shall be in writing in the English language, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if (i) personally delivered or sent by prepaid first class certified or registered mail, express delivery service, or (ii) sent by fax transmission or e-mail and confirmed through one of the methods described in (i) above, to the address of the receiving Party as set out in clause 23.3, unless a different address or fax number has been notified to the other in writing for this purpose.
b.Each such notice or document shall:
87.if personally delivered or if sent by express delivery service, be deemed to have been given when delivered at the relevant address;
88.if sent by sent by prepaid first class certified or registered mail, be deemed to have been given seven days after posting; or
89.if sent by fax transmission be deemed to have been given when transmitted provided that a confirmatory copy of such facsimile transmission shall have been sent by prepaid airmail within 24 hours of such transmission.
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c.The address for services of notices and other documents on the Parties shall be:

To Supernus:		To United Therapeutics:

Address:	1550 East Gude Drive, Rockville, Maryland 20850 United States of America	Address:	One Park Drive Research Triangle Park, NC 27709 United States of America
Fax:	+301-424-1364	Fax:	919-485-8352
Attention:	Jack Khattar Chief Executive Officer	Attention:	Roger Jeffs, Ph.D. President & COO

Copy To:	Supernus Legal	Copy To:	Paul A. Mahon, Esq.
	Department and Mark I. Gruhin, Esq.		General Counsel
	Schmeltzer, Aptaker & Shepard, P.C.		United Therapeutics Corporation
	2600 Virginia Avenue, N.W. Suite 1000		1735 Connecticut Ave, NW
	Washington, D.C. 20037		Washington, DC 20009
Fax:	202-342-3434	Fax:	202-483-4006

24.ASSIGNMENT
a.Subject to clauses 24.2 and 24.3, neither Party shall assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other.
b.Notwithstanding the prohibition in clause 24.1, either Party may assign or transfer this Agreement to a wholly owned subsidiary or to a successor to the Party’s business by merger, sale of stock, or sale of substantially all assets, provided that, in the case of any assignment or transfer of this Agreement to a wholly-owned subsidiary, the assigning or transferring Party shall remain fully liable for all of its obligations hereunder. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and shall inure to the benefit of each Party’s permitted successors-in-interest and permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of this clause 24.2 shall be null and void and of no legal effect
c.Notwithstanding the prohibition in clause 24.1, United Therapeutics may sub-license all or any of its rights or obligations under this Agreement provided that United Therapeutics and its Sub-Licensees comply with the obligations set out in clauses 3.1 and 25.16 of this Agreement.
25.GENERAL PROVISIONS
a.Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.
b.Dispute Resolution. Any disagreement between Supernus and United Therapeutics on the interpretation of this Agreement or any aspect of the performance by either Party of its obligations under this Agreement shall be resolved in accordance with the dispute resolution procedure set out in Schedule 4.
c.Further Actions. Each of the Parties shall do, execute and perform and shall procure to be done, executed and performed, all such further acts, deeds, declarations, documents and things as the other Party may reasonably

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require from time to time to give full effect to the terms of this Agreement and carry out the purposes and intent of this Agreement.
d.Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
e.Entire Agreement. Except as otherwise set forth herein, this Agreement sets out the complete, final and exclusive agreement and understanding between the Parties in respect of the subject matter hereof, and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to such subject matter, and supersedes and terminates any prior agreements and understandings, either oral or written, with respect to such subject matter. It is further agreed that:
90.there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth herein;
91.no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement;
92.no Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in this Agreement;
93.this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation: and
94.this Agreement supersedes any inconsistent language contained in any Feasibility Agreement.
f.Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Nothing in this Agreement shall operate to:
95.exclude any provision implied into this Agreement by law and which may not be excluded by law; or
96.limit or exclude any liability, right or remedy to a greater extent than is permissible under law.
g.Amendment. No extension, termination, alteration, amendment, modification, change, addition to or other variation of this Agreement shall be binding upon the Parties unless it is in writing and signed by an authorized officer of each Party. Unless expressly agreed, no such amendment or variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.
h.Severability. If and to the extent that any provision of this Agreement is held to be illegal, void, invalid or unenforceable, such provision shall be given no effect and shall he deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
i.No Waiver. No failure or delay by either Party in enforcing a Party’s rights under this Agreement or exercising any right or remedy provided by law under or pursuant to this Agreement, or any waiver as to a particular default or other matter, shall be construed as a waiver of such Party’s rights to the future enforcement of its rights

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under this Agreement or impair such right or remedy or operate or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
j.Remedies Cumulative. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.
k.No Prejudice to Licensed Patents. If in any jurisdiction the effect of any provision of this Agreement or the absence from this Agreement of any provision would be to prejudice the Licensed Patents or any remedy under the Licensed Patents, the Parties will make such amendments to this Agreement and execute such further agreements and documents limited to that part of the Territory which falls under such jurisdiction as may be necessary to remove such prejudicial effects.
l.Counterparts. This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.
m.Governing Law; Jurisdiction and Venue. Except as maybe otherwise set forth herein, this Agreement will be governed and construed in accordance with the Laws of the State of Maryland. No lawsuit pertaining to any matter arising under or growing out of this Agreement shall be instituted in any jurisdiction other than in the courts located in the State of Maryland, and the Parties consent to exclusive jurisdiction before the federal or state courts of the State of Maryland without reference to the choice of law provisions of any other jurisdiction.
n.Legal Fees. If any dispute arises between the Parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing Party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.
o.Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to development of a Licensed Product or Licensed Combination Product and shall make copies of such records available to the other Party upon request.
p.Certain Arrangements of Supernus with Shire; Third Party Beneficiary Rights.
97.United Therapeutics acknowledges that Supernus represents that it has certain contractual agreements with subsidiaries of Shire plc (“Shire”) pursuant to which (i) Supernus has granted to Shire and its subsidiaries an irrevocable, exclusive license, including the right to sue, in intellectual property rights (including without limitation patents, patent applications and know-how) owned by Supernus to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import and export any pharmaceutical product containing at least one of the Restricted Compounds (as defined below) as an active ingredient anywhere in the world and (ii) Supernus has agreed not to engage, directly or indirectly, including as a principal or for its own account or solely or jointly with others or in cooperation with a third party, or as a licensor of intellectual property, in any research, formulation development, testing, manufacture, offer for sale, sale, distribution, importation, exportation, design, technology assessment or oral bioavailability screening or enhancement that relates, in whole or in part, to any of the Restricted Compounds in any field of use, or otherwise aid or assist any third party in connection with any of the foregoing. For purposes hereof, “Restricted Compounds” means any and all of: (A)(I) (+)-alpha-Methylbenzeneethanamine, also known as “amphetamine”, (II) carbamazepine (5H-Dibenz{b,f}azepine-5-carboxyamide), (III) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (IV) lanthanum, and (V) mesalamine (5-Amino-2-hydroxybenzoic acid), (B) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of clause (A), and (C) any compound involving forming or breaking a bond or bonds with any of clause (A) or (B) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of clause (A) or (B), but excluding 10,11-Dihydro-10-oxo-5H-debenz[b,f]azepine-5-carboxamide, also known as “oxcarbazepine”.

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98.United Therapeutics hereby agrees that it shall not use any of the services or Confidential Information provided to it, or work performed on its behalf, by Supernus pursuant to this Agreement, or the results therefrom, or any intellectual property rights licensed to it by Supernus in any activity that is outside the purpose of this Agreement and, in particular, in any activity that, directly or indirectly, relates, in whole or in part, to any of the Restricted Compounds in any field of use. The provisions of this clause 25.16 (i) are intended to benefit, and shall be enforceable by, Shire and its subsidiaries, (ii) shall survive any termination or expiration of this Agreement and (iii) shall not be amended or waived, in whole or in part, without the prior written consent of Shire. Supernus has agreed to provide Shire with a list of its customer names from time to time for monitoring purposes and United Therapeutics hereby agrees to its name being provided to Shire. Shire has agreed to keep the list and the terms of this Agreement confidential in accordance with the terms of a confidentiality agreement with Supernus, except to the extent reasonably necessary for Shire to investigate any alleged violation of, or to enforce its rights under, the provisions of this clause 25.16. United Therapeutics acknowledges that Supernus has agreed with Shire that if Shire or any of its subsidiaries in its sole discretion believes that there may be, or may have been, a breach or threatened breach of the provisions of this clause 25.16, at the written request of Shire, Supernus shall provide Shire and its subsidiaries with an executed copy of this Agreement, and United Therapeutics hereby consents to Supernus providing such copy to Shire or any of its subsidiaries.
99.In the event United Therapeutics breaches or threatens to breach the provisions of this clause 25.16, should the breach or threatened breach relate directly or indirectly to any activities relating to any of the Restricted Compounds then, in addition to any rights that Supernus may have against United Therapeutics, United Therapeutics acknowledges and agrees that Shire or any of its subsidiaries shall have the right to bring a suit, action or proceeding against United Therapeutics for any and all damages suffered or incurred by Shire and its subsidiaries as a result of United Therapeutics’ breach or threatened breach, whether or not Supernus is a party to the suit, action or proceeding. If any legal action or other proceeding is brought by Shire for the enforcement of this clause 25.16, and such action is successful, Shire shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Shire may be entitled. If any legal action or other proceeding is brought by Shire for the enforcement of this clause 25.16, and such action is unsuccessful, United Therapeutics shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which United Therapeutics may be entitled. United Therapeutics further acknowledges that a breach or threatened breach of these provisions may cause irreparable harm to Shire and its subsidiaries and that the remedy or remedies at law for any such breach or threatened breach may be inadequate. United Therapeutics agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies they may have available to them, Shire and its subsidiaries shall have the right to obtain equitable relief.
100.United Therapeutics agrees that Shire and its subsidiaries shall not be liable for any claim or counterclaim (equitable, statutory, contractual or otherwise) that could he asserted by United Therapeutics against Supernus and that no such claims or counterclaims shall be asserted against Shire or any of its subsidiaries. United Therapeutics further agrees to waive against Shire and its subsidiaries any such claims or counterclaims (equitable, statutory, contractual or otherwise) and also agrees that in any action by Shire or any of its subsidiaries it will not assert and will waive any defense, bar or other similar matter (equitable, statutory, contractual or otherwise) based on or relating to the actions, inactions or status of Supernus. To the extent that the assertion of any such claims, counterclaims, defenses, bars or similar matters is compulsory, Supernus may be joined in the action and such claims, counterclaims, defenses, bars or other matters asserted against Supernus (but only against Supernus) and Supernus hereby agrees to such joinder.
101.The provisions of this clause 25.16 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the Parties hereto acknowledges and agrees that this provision of this Agreement has been entered into in express reliance upon 6 Del. C. § 2708 and hereby waives, to the fullest extent permitted by law, any and all objections to the laws of the State of Delaware governing this provision of this Agreement.

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102.Each of the Parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of Delaware and of the Federal courts sitting in the State of Delaware any Delaware State or Federal court sitting in New Castle County, Delaware and any appropriate appellate courts therefrom in any suit, action or proceeding arising out of or relating to this provision of this Agreement and irrevocably consents to the jurisdiction of such courts and any appropriate appellate courts therefrom in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in ay such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and to notify the other party of the name and address of such agent and (ii) to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the Parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date hereof already duly appointed such an agent does hereby appoint [name to be inserted], as such agent.
103.EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE PROVISIONS OF THIS CLAUSE 25.16.

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AS WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the Parties on the day and year first above written.

SIGNED for and by behalf of	)	/s/ Jack Khattar
SUPERNUS PHARMACEUTICALS, INC.
	)	Jack Khattar, CEO
Print Name and Title

SIGNED for and by behalf of	)	/s/ David Mottola
UNITED THERAPEUTICS CORPORATION	)	David Mottola, VP-Product Dev.
	)	Print Name and Title

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SCHEDULE 1

Feasibility Agreements and Expansions

[11*]

[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
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SCHEDULE 2

Licensed Patents -Issued Patents and Patent Applications

G = Granted; I = Inactive; F = Filed

[12*]

[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
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SCHEDULE 3

United Therapeutics Patents

[13*]

[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
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SCHEDULE 4

Dispute Resolution Procedure

The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement.

1.1    In the event of any controversy or claim arising out of, relating to or in connection with an ongoing Development Program, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the Development Team. Within 10 Business Days of receipt of a written request from either Party to the other, the Development Team shall meet to discuss and in good faith try to resolve any claim, dispute, controversy, or disagreement (a “Dispute”) between the Parties arising out of or in connection with such Development Program without recourse to legal proceedings.

1.2    In the event of a Dispute in connection with this Agreement, or the rights or obligations of the Parties hereunder, that is not related to an ongoing Development Program, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to Group Legal Counsel of the Parties (the “Legal Counsel”) for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within fifteen Business Days of receipt of such notice, the Legal Counsel shall meet to discuss and in good faith try to resolve such Dispute arising out of or in connection with the terms (or interpretation of the terms) of this Agreement without recourse to legal proceedings.

1.3    If resolution of the Dispute does not occur within 20 Business Days after the Development Team meeting or the meeting of the Legal Counsel, as the case may be, the matter shall be escalated for determination by the respective Presidents of the Parties (the “Officers”) who may resolve the matter themselves or jointly appoint a mediator or an independent expert. The Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within 20 Business Days after such notice is received. If the Officers are unable to settle the Dispute between themselves within 20 Business Days, and the Officers are unable to agree on the appointment of an independent expert, they shall report to the Parties on the progress of the negotiations in writing and the Dispute shall then be referred to mediation as set forth in the following subsection 1.3.

Mediation

1.4    Upon the Parties receiving the Officers’ report that the Dispute referred to them pursuant to subsection 1.3 has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the rules of the American Arbitration Association (“AAA”). The place of the mediation shall be Washington, D.C., United States and the language of the mediation shall be English.

1.5    If after the procedures set forth in subsections 1.2 to 1.4, the Dispute has not been resolved, a Party shall have the right to pursue its action in a court of law or equity having jurisdiction over the matter.

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